Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration  Statement on Form S-1 of Boise Cascade Company of our report dated May 9, 2013 relating to the combined financial statements of Chester Wood Products LLC and Moncure Plywood LLC (the “Southeast Operations”),  which appears in Boise Cascade Company’s Current Report on Form 8-K dated September 30, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

October 25, 2013